UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14A-101)

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Dynavax Technologies Corporation

(Name of Registrant as Specified In Its Charter)

DEEP TRACK BIOTECHNOLOGY MASTER FUND, LTD.

DEEP TRACK CAPITAL, LP

DAVID KROIN

BRETT A. ERKMAN

JEFFREY S. FARROW

MICHAEL MULLETTE

DONALD J. SANTEL

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Deep Track Capital, LP a Delaware limited partnership (“Deep Track”), together with the other participants named herein (collectively the “Participants”), issued the following press release and open letter to shareholders (the “Shareholder Letter,” and, together with the Press Release, the “Materials”) related to Dynavax Technologies Corporation, a Delaware corporation (the “Company”). Deep Track or its fellow Participants may disseminate the Materials or portions thereof from time to time.

Deep Track Capital Files Definitive Proxy Statement and Sends Letter to Fellow Shareholders

Believes Company’s Misguided Acquisition Strategy is Destroying Value and Preventing Dynavax from Maximizing the Opportunities of Heplisav for Shareholders and Patients

In Deep Track’s View, Properly Focusing on Heplisav Could Result in More than $1 Billion in Cash Generation by 2030 – More than Dynavax’s Current Enterprise Value

Sees Shareholder Representation on Board as Necessary to Restore Investor Confidence in Dynavax and Prevent Strategic Blunders

Urges Shareholders to Vote FOR Deep Track’s Four Highly Qualified Director Nominees

Greenwich, CT, April 21, 2025 – Deep Track Capital, LP, (together with its affiliates, “Deep Track” or “we”), one of the largest shareholders of Dynavax Technologies Corporation (NASDAQ: DVAX) (“Dynavax”, “DVAX” or the “Company”), with ownership of approximately 14.53% of the Company’s outstanding shares, today announced that it has filed a definitive proxy statement in connection with its nomination of four highly qualified candidates for election to the Company’s Board of Directors (the “Board”) at the 2025 Annual Meeting of Stockholders (the “Annual Meeting”). Deep Track also sent a letter to shareholders.

The full text of the letter follows:

April 21, 2025

Dear Fellow Dynavax Shareholders,

Deep Track Capital, LP (together with its affiliates, “Deep Track” or “we”) is one of the largest shareholders of Dynavax Technologies Corporation (“Dynavax”, “DVAX” or the “Company”), with ownership of approximately 14.53% of the Company’s outstanding shares. We manage approximately $4 billion on behalf of our investors – including many healthcare organizations and non-profits – and focus exclusively on the life sciences space and the development of novel therapies. Senior members of our team first purchased Dynavax shares nearly 15 years ago1 and we have continued to steadily build our position in the Company.

We have high conviction in Dynavax’s long-term potential. The Company’s lead asset, Heplisav, is extremely valuable and is poised for many years of growth and cash generation. In fact, we believe that Heplisav’s value creation potential will only improve as it becomes further established in the marketplace and becomes the standard of care for hepatitis B vaccination in adults.

Unfortunately, we believe that Dynavax is on the wrong track. Instead of focusing on growing Heplisav’s market position, the Company has pursued a years-long search for external assets to acquire. We tried to engage with the Company privately for many months to urge the Board to abandon its fruitless search for acquisition targets, return cash to shareholders through a share repurchase program, and focus exclusively on growing Heplisav – but were rebuffed.

We are not a typical “activist” investor. We are a long-term shareholder that is deeply concerned that the Dynavax Board is leading the Company down a path of value destruction that will have negative consequences for all stakeholders. That is why we have taken the extraordinary step (for us) of publicly airing our concerns and nominating four director candidates for the Company’s nine-member Board.

[1]	Press Release, Dynavax Raises $44 Million Through Public Offering of Common Stock and Warrants.

Your vote at the Annual Meeting is important – now is the time to make your voice heard and help refocus Dynavax. As you consider your vote, please keep in mind the following:

The Board’s Misguided Strategy is Preventing Shareholders and All Stakeholders from Realizing Heplisav’s Full Potential

•	The Board, under the direction of Chairman Scott Myers, has for years pressured management to deploy cash on “empire building” acquisitions – and Dynavax has nothing to show for this strategy.

•

Specifically, in 2023, the Board tasked management with presenting an evaluation of at least three late stage/commercial opportunities. The Company’s subsequent focus on asset acquisitions and growing inorganically has yielded no viable opportunities and has distracted management from growing Heplisav – yet the percentage of management compensation tied to sourcing external opportunities has tripled from 5% to 15% over the past four years.

•

Management and the Board should be focused on realizing the opportunities offered by Heplisav instead of being distracted by sourcing external opportunities. We believe this is a key contributor to the flattening of Heplisav’s market share growth in recent quarters. Specifically, fourth quarter 2024 Heplisav market share reported by Dynavax was 44%, which is only slightly up from 42% in the prior year quarter. This is a critical period in Heplisav’s growth curve, and investors need Dynavax to be fully focused on the task at hand.

•

Recent missteps at Dynavax only highlight the significant risk and complexity of developing vaccines. In May 2024, the FDA rejected[2] a long-standing effort to add the adult hemodialysis population to the Heplisav label, and in November 2024, Dynavax announced it discontinued development of Tdap-1018[3], which was designed to further leverage the Company’s proprietary adjuvant. Given this track record, we believe investors have little confidence that the Company would be able to acquire, successfully develop, and achieve licensure of an external asset on any sort of reasonable timeframe.

•

If management were “all-in” on Heplisav, we believe that it would provide many years of growth and margin improvement, and we estimate Heplisav would generate more than $1 billion of cash through 2030.

The Current Board’s Unfocused Strategy Has Destroyed Shareholder Value

•	Dynavax has delivered negative total shareholder returns (“TSR”) in recent years despite Heplisav sales growing more than fourfold from 2021 to 2024, including over 25% last year. See the chart below.

DVAX Relative TSR Through Unaffected Date*
	1 Year	Chair Tenure† (~3 Years)
Dynavax	-24.6	-42.9
Nasdaq Biotechnology Index	24.6	-2.9

Relative TSR:
DVAX vs. Nasdaq Biotechnology Index	-49.3%	-40.0%

Source: Bloomberg

*

The unaffected date is Oct. 24, 2024, the last trading close before Deep Track Capital filed a 13D/A disclosing its ownership had increased to 13.6%. Six days later, Dynavax reacted with a poison pill that drove shares up 7%.

†	Scott Myers was elected Chairman on Oct. 21, 2021.

[2]	Press Release, Dynavax Provides Regulatory Update on sBLA for Four-Dose HEPLISAV-B® Regimen for Adults on Hemodialysis in the U.S.
[3]	Press Release, Dynavax Reports Third Quarter 2024 Financial Results and Provides Business Updates.

•	We believe the Company’s underperformance demonstrates a lack of investor confidence in its current strategy and concerns that Dynavax is going to squander its profits on a misguided acquisition.

Shareholder-Driven Change is Urgently Needed to Avoid Value Destructive Blunders

•

The Company has been a poor steward of shareholders’ capital – and new voices are needed in the boardroom to reverse this trend. For example, Dynavax recently refinanced the majority of its outstanding convertible debt with expensive new convertible notes rather than pay down its debt obligations using some of its ~$714 million cash on hand. It is inexplicable, in our view, that the Board thought this was a better use of cash than returning incremental value to shareholders.

•

The Board has taken positive steps only reactively in response to our public pressure. In our view, this shows that the incumbent directors cannot be trusted to truly represent the best interests of all shareholders. For example, the Board announced a reactive $200 million share buyback just two weeks after our amended 13D filing, despite us having urged the Company privately for months to return capital to shareholders. The Company subsequently announced the replacement of two directors. Adding two directors hand-picked by an entrenched Board does not, unfortunately, do anything to assuage investors’ concerns about a lack of independence – especially given that one of these individuals previously served on another board with Mr. Myers. The Board’s endemic entrenchment is further evidenced by its proposal to de-stagger over the course of three years, rather than having every director up for re-election this year.

•

We have tried to reach a settlement and have demonstrated a willingness to compromise, yet the Board has not made any effort to adjust its position. Most recently, we offered to settle by adding two of our candidates to replace two long-tenured directors and to give up our ability to nominate director candidates at the 2026 Annual Meeting. Given our settlement offers, we believe it is ludicrous for the Company to argue we are seeking control of the Board.

We Urge Shareholders to Elect Our Four Highly Qualified Nominees

•

A refreshed Board could drive critical improvements to the Company’s strategy and ensure it is on the best path forward for all stakeholders – including by eventually eliminating hepatitis B – while maximizing the long-term value of the Company’s assets.

•

Our nominees are not tied to prior Board decisions and would critically evaluate the Company’s strategy. They would also bring financial, healthcare-related, and corporate governance experience and expertise, as well as fresh thinking and shareholder alignment. A shareholder representative is desperately needed, in our view, so that investors can feel confident about the Company’s direction.

•	We are not trying to gain control of the Board, as Dynavax has falsely alleged. We are seeking to elect four nominees to a nine-member Board; three of our four nominees are independent of Deep Track.

•	We urge you to vote FOR our highly qualified nominees:

•

Brett Erkman: a Managing Director at Deep Track Capital. Mr. Erkman has spent the last twenty years investing in biotechnology companies and will bring a much needed (and the only) perspective of a large shareholder to the Board.

•

Jeffrey Farrow: the Chief Financial Officer at Tarsus Pharmaceuticals (NASDAQ: TARS). Mr. Farrow was also the CFO at Global Blood Therapeutics, Inc. (formerly NASDAQ: GBT; sold to Pfizer for $5.4 billion), ZS Pharma, Inc. (formerly NASDAQ: ZSPH; sold to AstraZeneca for $2.7 billion), and Hyperion Therapeutics (formerly NASDAQ: HPTX; sold to Horizon Pharma plc for $1.1 billion).

•	Michael Mullette: the interim Chief Executive Officer at Lykos Therapeutics. Mr. Mullette was previously the Vice President of North American Commercial Operations at Moderna, Inc.

(NASDAQ: MRNA) and spent nearly twenty years at Sanofi (NASDAQ: SNY) in a variety of positions including senior roles in global commercial operations.

•

Donald Santel: the former President and Chief Executive Officer of Hyperion Therapeutics (formerly NASDAQ: HPTX), which developed and brought Ravicti to market for urea cycle disorders and was ultimately acquired by Horizon Pharma in 2015. Prior to Hyperion, Mr. Santel was the Chief Executive Officer of CoTherix (formerly NASDAQ: CTRX), which developed Ventavis for pulmonary arterial hypertension and was acquired by Actelion in 2006.

***

This year’s Annual Meeting offers an important chance to make your voice heard. Do not let the Dynavax Board continue to ignore your best interests.

Regards,

David Kroin

Founder and Chief Investment Officer, Deep Track Capital LP

EVERY VOTE MATTERS

Your vote is important, no matter how many shares of Common Stock you own. We urge you to follow the instructions set forth on the enclosed WHITE proxy card to vote via the Internet or by telephone or to mark, sign, date, and return the enclosed WHITE proxy card by mail today to vote FOR the election of the four Deep Track Nominees and in accordance with the Deep Track Parties’ recommendations on the other proposals on the agenda for the 2025 Annual Meeting.

If you have any questions, require assistance in voting your WHITE proxy card, or need additional copies of Deep Track’s proxy materials, please contact our proxy solicitor, Innisfree M&A Incorporated (“Innisfree”), using the contact information provided here:

Innisfree M&A Incorporated.

501 Madison Avenue, 20th Floor

New York, New York 10022

Stockholders call toll-free (877) 687-1865

About Deep Track Capital

Deep Track Capital is a Greenwich, Connecticut-based investment firm focused exclusively on the life sciences industry. We develop long term partnerships with management teams of leading innovative public and pre-IPO biotechnology companies. In addition to capital, we seek to invest our time and expertise, while leveraging our network for the benefit of our partners. We aim to lead transactions while building large syndicates, and also to invest in rounds led by other qualified investors.

Investor Contact

Innisfree M&A Incorporated

Scott Winter / Gabrielle Wolf

+1 212-750-5833

Media Contact

Longacre Square Partners

deeptrack@longacresquare.com

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The information herein contains “forward-looking statements.” Specific forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts and include, without limitation, words such as “may,” “will,” “expects,” “believes,” “anticipates,” “plans,” “estimates,” “projects,” “potential,” “targets,” “forecasts,” “seeks,” “could,” “should” or the negative of such terms or other variations on such terms or comparable terminology. Similarly, statements that describe our objectives, plans or goals are forward-looking. Forward-looking statements are subject to various risks and uncertainties and assumptions. There can be no assurance that any idea or assumption herein is, or will be proven, correct. If one or more of the risks or uncertainties materialize, or if any of the underlying assumptions of Deep Track Capital, LP (“Deep Track”) or any of the other participants in the proxy solicitation described herein prove to be incorrect, the actual results may vary materially from outcomes indicated by these statements. Accordingly, forward looking statements should not be regarded as a representation by Deep Track that the future plans, estimates or expectations contemplated will ever be achieved.

Certain statements and information included herein may have been sourced from third parties. Deep Track does not make any representations regarding the accuracy, completeness or timeliness of such third party statements or information. Except as may be expressly set forth herein, permission to cite such statements or information has neither been sought nor obtained from such third parties. Any such statements or information should not be viewed as an indication of support from such third parties for the views expressed herein.

Deep Track disclaims any obligation to update the information herein or to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such information, projected results or statements or to reflect the occurrence of anticipated or unanticipated events

CERTAIN INFORMATION CONCERNING THE PARTICIPANTS

Deep Track and the other Participants (as defined below) have filed a definitive proxy statement and accompanying WHITE universal proxy card with the Securities and Exchange Commission (the “SEC”) to be used to solicit proxies for, among other matters, the election of its slate of director nominees at the 2025 annual stockholders meeting (the “2025 Annual Meeting”) of Dynavax Technologies Corporation, a Delaware corporation (“DVAX”). Shortly after filing its definitive proxy statement with the SEC, Deep Track furnished the definitive proxy statement and accompanying WHITE universal proxy card to some or all of the stockholders entitled to vote at the 2025 Annual Meeting.

The participants in the proxy solicitation are Deep Track, Deep Track Biotechnology Master Fund, Ltd. (the “Record Stockholder”), David Kroin (all of the foregoing persons, collectively, the “Deep Track Parties”), Brett A. Erkman, Jeffrey S. Farrow, Michael Mullette and Donald J. Santel (such individuals, collectively with the Deep Track Parties, the “Participants”). As of the date hereof, the Deep Track Parties beneficially own an aggregate of 17,791,486 shares (the “Deep Track Shares”) of the common stock, par value $0.001 per share, of DVAX (the “Common Stock”). The Deep Track Shares collectively represent approximately 14.53% of the outstanding shares of Common Stock based on 122,411,685 shares of Common Stock outstanding as of the record date for the 2025 Annual Meeting as reported in DVAX’s Definitive Proxy Statement filed with the SEC on April 17, 2025. Each of the Deep Track Parties may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all of the Deep Track Shares. As of the date hereof, none of the other Participants beneficially own any shares of Common Stock.

IMPORTANT INFORMATION AND WHERE TO FIND IT

DEEP TRACK STRONGLY ADVISES ALL STOCKHOLDERS OF DVAX TO READ THE DEFINITIVE PROXY STATEMENT, ANY AMENDMENTS OR SUPPLEMENTS TO SUCH PROXY STATEMENT, AND OTHER PROXY MATERIALS FILED BY DEEP TRACK WITH THE SEC BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. SUCH PROXY MATERIALS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT WWW.SEC.GOV. THE DEFINITIVE PROXY STATEMENT, WHEN FILED, AND OTHER RELEVANT DOCUMENTS, WILL ALSO BE AVAILABLE BY DIRECTING A REQUEST TO THE PARTICIPANTS’ PROXY SOLICITOR, INNISFREE M&A INCORPORATED, 501 MADISON AVENUE, 20th FLOOR, NEW YORK, NY 10022 (STOCKHOLDERS CAN CALL TOLL-FREE: (877)-687-1865).